EXHIBIT 99.2


NEWS RELEASE                                                         [AT&T LOGO]
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FOR RELEASE MONDAY, JULY 9, 2001

RESPONSE TO COMCAST

NEW YORK - AT&T today issued the following statement in response to Comcast's unsolicited bid to acquire AT&T Broadband:

        o "We recently had some informal conversations with Comcast at their request. However, those conversations never led to any concrete proposals and there is no truth to the rumor that we agreed on valuation or reached an impasse over so-called `social issues.'
        o "We have no current plans to sell our Broadband business, including the transaction proposed yesterday by Comcast.
        o "However, we will evaluate the Comcast proposal and do what is in the best long-term interest of our shareowners.
        o "Our current plan is to proceed with the restructuring that we announced last October. To date, the restructuring is on schedule. We continue to reduce our debt. We conducted a successful exchange offer for AT&T Wireless shares. Just last Friday, we retired $1.6 billion of debt in exchange for a portion of our AT&T Wireless stake. And today we successfully split off AT&T Wireless as a separate company."

The foregoing are "forward-looking statements" which are based on management's beliefs as well as on a number of assumptions concerning future events made by and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T's control, that could cause actual results to differ materially from such statements. For a more detailed description of the factors that could cause such a difference, please see AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of AT&T.

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